Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	14,228,567(3)	$1.746	$24,843,077.98	0.00011020	$2,737.71

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$24,843,077.98		$2,737.71

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,737.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act. The proposed maximum offering price per share is estimated to be $1.746, based on the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Capital Market on April 4, 2023.

(3)

Represents a good faith estimate of the shares of Common Stock underlying a series of senior convertible notes and warrants issued and issuable by the registrant in a private placement, with such amount equal to the maximum number of shares issuable upon conversion of such notes and exercise of such warrants as described in this registration statement.